UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2018

Energy XXI Gulf Coast, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-38019	20-4278595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1021 Main Street, Suite 2626
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 351-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 18, 2018, Energy XXI Gulf Coast, Inc., a Delaware corporation (“EGC”) became an indirect wholly-owned subsidiary of MLCJR LLC, a Delaware limited liability company (“Cox”), as a result of the merger of YHIMONE, Inc. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of CEXXI, Inc., a Delaware corporation and direct wholly owned subsidiary of Cox (“Holdco”), with and into EGC, with EGC as the surviving corporation (the “Merger”). The Merger was effected pursuant to an Agreement and Plan of Merger, dated as of June 18, 2018, by and among EGC, Cox and Merger Sub (as amended, the “Merger Agreement”).

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of EGC common stock, par value $0.01 per share (“Common Stock”), was converted into the right to receive $9.10 cash without interest (the “Merger Consideration”).

In connection with the Merger, each EGC restricted stock unit (“RSU”), whether or not vested, accelerated (if not already vested), with any performance conditions deemed achieved at target, and was cancelled and converted into the right to receive the Merger Consideration, multiplied by the number of shares of Common Stock subject to such RSU.

The exercise price for each outstanding stock option to purchase shares of Common Stock was greater than the Merger Consideration. As a result, in connection with the Merger, each stock option, regardless of whether vested or unvested, was cancelled for no consideration and the holder has no further rights with respect to such stock option.

In accordance with the warrant agreement under which the EGC warrants were issued, the warrants no longer represented the right to acquire shares of Common Stock at the effective time of the Merger. Instead, at that time, each warrant became exercisable for $9.10 in cash, but the warrant holder would be required to pay the warrant’s cash exercise price of  $43.66 per share in order to receive $9.10. Therefore, as provided for in the Merger Agreement, in connection with the Merger, each outstanding warrant was cancelled for no consideration.

The foregoing description of the Merger Agreement and the Merger is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to EGC’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 18, 2018 and incorporated herein by reference.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the completion of the Merger, EGC notified the NASDAQ Global Select Market (“NASDAQ”) on October 18, 2018 that trading in Common Stock should be suspended and the listing of Common Stock on the NASDAQ should be removed. The trading of Common Stock on the NASDAQ will be suspended after market close on October 18, 2018.

Item 3.03. Material Modifications to Rights of Security Holders.

Pursuant to the Merger Agreement, each outstanding share of Common Stock was converted into the right to receive the Merger Consideration. As of the Effective Time, holders of Common Stock immediately prior to the Effective Time ceased to have any rights as stockholders of EGC (other than the right to receive the Merger Consideration or as otherwise provided by the Merger Agreement or by law).

The information set forth in Items 2.01, 3.01 and 5.01 is incorporated herein by reference.

Item 5.01. Changes in Control.

A change of control of EGC occurred on October 18, 2018, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware, at which time Merger Sub merged with and into EGC. As a result of the Merger, immediately after the Effective Time, HoldCo became the holder of all of the issued and outstanding shares of EGC’s capital stock.

The information set forth in Items 2.01 and 3.03 above is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Merger, effective as of the Effective Time, Douglas E. Brooks, President, Chief Executive Officer and director of EGC; T.J. Thom Cepak, Chief Financial Officer of EGC; Scott M. Heck, Chief Operating Officer of EGC; Marguerite Woung-Chapman, Senior Vice President, General Counsel and Secretary of EGC; and each of EGC’s other directors voluntarily resigned. Each such director and executive officer resigned in connection with the Merger and not because of any disagreement with EGC. Pursuant to the terms of the Merger Agreement, from and after the Effective Time, the directors and officers of Merger Sub became the directors and officers of EGC.

Item 5.03. Amendment to Certificate of Formation or LLC Agreement; Change in Fiscal Year.

In accordance with the provisions of the Merger Agreement, at the Effective Time, the EGC Certificate of Incorporation was amended and restated as set forth in Exhibit 3.1, and as so amended and restated became the certificate of incorporation of EGC as the surviving corporation (the “Surviving Corporation Certificate of Incorporation”). The EGC Bylaws were amended and restated as set forth in Exhibit 3.2 and, as so amended and restated, became the bylaws of EGC as the surviving corporation (the “Surviving Corporation Bylaws”).

The foregoing disclosures are only a summary, do not purport to be complete, and are qualified in their entirety by reference to the Surviving Corporation Certificate of Incorporation and the Surviving Corporation Bylaws, which are attached hereto as Exhibits 3.1 and 3.2, respectively, and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

3.1	Certificate of Incorporation of Energy XXI Gulf Coast, Inc., as the surviving corporation
3.2	Bylaws of Energy XXI Gulf Coast, Inc., as the surviving corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2018	By:	/s/ Glen Priestley
Glen Priestley
Vice President, Treasury